                                                                    Exhibit 99.2

[LOGO]                               [LETTERHEAD OF THE COOPER COMPANIES]



   NEWS RELEASE
   CONTACT:
   NORRIS BATTIN
   THE COOPER COMPANIES, INC.
   ir@coopercompanies.com
   FOR IMMEDIATE RELEASE

                       THE COOPER COMPANIES REPORTS THIRD QUARTER RESULTS

         REVENUE GROWS 17 PERCENT--CONTACT LENS PERFORMANCE WELL AHEAD OF MARKET GROWTH
                        NET INCOME FROM ONGOING OPERATIONS UP 26 PERCENT
                              EARNINGS PER SHARE GROWS 22 PERCENT
  ESTIMATED FOURTH QUARTER REVENUE UP 17 PERCENT TO 21 PERCENT WITH EPS 61 CENTS TO 63 CENTS



LAKE FOREST, Calif., August 30, 2000-- The Cooper Companies, Inc. (NYSE: COO) today reported results for its third fiscal quarter ended July 31, 2000:

     Revenue $51 million, 17 percent above third quarter 1999; up 19 percent at constant currency rates.

     EPS from ongoing operations 56 cents versus 46 cents, up 22 percent; trailing twelve months $1.90.

     Reported earnings per share 59 cents versus 46 cents in third quarter 1999. About 8 cents per share resulted from a favorable settlement of an income tax dispute; one-time charges, principally the settlement of a dispute with a German distributor, reduced EPS by about 5 cents.

     Cash flow (pretax income from continuing operations plus depreciation and amortization) per share 92 cents, up 14 percent from 81 cents in third quarter 1999; trailing twelve-months $3.34.

Commenting on these results, A. Thomas Bender, chief executive officer said, "At CooperVision (CVI), third quarter sales of our contact lens products in the U.S. grew 15 percent, and are up 20 percent year to date in a market that grew 2 percent versus the first six months of 1999. CVI's toric lenses, used to correct astigmatism, grew 17 percent in the U.S., sharply ahead of the 6 percent growth reported for the

U.S. toric lens market. CVI's worldwide core contact lens business--all revenue except our lower margin OEM sales to other contact lens manufacturers--grew 15 percent in constant currency.

"These results underscore CVI's position as a leading specialty contact lens company that is well differentiated from our larger competitors, whose product lines are dominated by mature and declining commodity contact lens products. During the last four years, the contact lens market has undergone two major transitions. First, patients have moved to disposable modalities from annually replaced products. Second, value added specialty lenses such as toric and cosmetic lenses, are growing at the expense of commodity disposable spherical products. CVI has been a leader in these transitions."

Bender added that at CooperSurgical (CSI), the Company's women's healthcare medical device business, revenue increased 56 percent in the third quarter primarily because of the acquisitions earlier in the year of products from BEI Medical Systems, Inc. and Leisegang Medical, Inc. Operating income grew 20 percent with an operating margin of 15 percent, excluding the effect of a $150 thousand one-time charge.

"We expect," said Bender, "that CSI's operating margin will approach 20 percent by year-end, when we have fully integrated the Leisegang business."

BUSINESS UNIT P&L HIGHLIGHTS ($'S IN MILLIONS)



                                            THREE MONTHS ENDED JULY 31,
--------------------------------------------------------------------------------------------------------------
Revenue                                           Operating Income
--------------------------------------------------------------------------------------------------------------
                                      %                                    %      %Revenue     %Revenue
                  2000       1999     Inc.        2000        1999       Inc.     2000         1999
                  ----       ----     ----        ----        ----       ----     ----         ----
--------------------------------------------------------------------------------------------------------------

CVI               $39.3      $35.9       9%       $13.3       $11.4       17%         34%          32%
CSI                11.6        7.5      56%         1.6         1.3       20%         13%          17%
                  -----      -----                -----       -----
Subtotal           50.9       43.4      17%        14.9        12.7       18%         29%          29%
HQ Expense                                         (1.9)       (1.8)      N/A          -            -
                                                  -----       ------
--------------------------------------------------------------------------------------------------------------
TOTAL             $50.9      $43.4      17%       $13.0       $10.9       20%         26%          25%
                  =====      =====                =====       ======      ===
--------------------------------------------------------------------------------------------------------------





                                             NINE MONTHS ENDED JULY 31,
--------------------------------------------------------------------------------------------------------------
Revenue                                           Operating Income
--------------------------------------------------------------------------------------------------------------
                                      %                                    %      %Revenue     %Revenue
                  2000       1999     Inc.        2000        1999       Inc.     2000         1999
                  ----       ----     ----        ----        ----       ----     ----         ----
--------------------------------------------------------------------------------------------------------------

CVI                $109.5     $98.4     11%       $33.1       $27.9       19%         30%          28%
CSI                  32.6      21.7     50%         4.7         3.0       52%         14%          14%
                   ------     -----               -----       ------
Subtotal            142.1     120.1     18%        37.8        30.9       22%         27%          26%
HQ Expense            -                            (5.1)       (4.5)      N/A          -            -
                                                  ------      ------
--------------------------------------------------------------------------------------------------------------
TOTAL              $142.1    $120.1     18%       $32.7       $26.4       24%         23%          22%
                   ======    ======               =====       ======
--------------------------------------------------------------------------------------------------------------

THIRD QUARTER OPERATING HIGHLIGHTS

CooperVision Revenue and Market Share

----------------------------------------------------------------------------------------------------------------
                                            COOPERVISION REVENUE ANALYSIS
----------------------------------------------------------------------------------------------------------------
Segment              Third Quarter              % Change from     Nine Months      % Total   % Change from
                       2000         % Total     Third Quarter      2000                       Nine Months
                                                1999                                          1999
----------------------------------------------------------------------------------------------------------------

U.S.                      $25.4         65%          15%              $70.5            65%          20%
International              13.2         33%           9%               35.3            32%           7%
                         ------        ----                          ------           ----
  Core Business            38.6         98%          13%              105.8            97%          15%
OEM                          .7          2%        (62%)                3.7             3%         (45%)
                       --------       -----                          ------           ----
Total                     $39.3        100%           9%             $109.5           100%          11%
                          =====        ====                          ======           ====
----------------------------------------------------------------------------------------------------------------


"CVI's third quarter core revenue growth, 15 percent at constant currency rates, was in line with our expectations," said Bender, "and I continue to expect fiscal 2000 full-year core revenue growth in the 15 to 20 percent range. Our estimates indicate that this is about three times the growth of the worldwide contact lens market through the first six months of the calendar year, continuing a performance that CVI has delivered consistently since 1997.

"In North America, which represents about three-quarters of our business, I expect about 20 percent growth. Outside North America, growth should continue to accelerate as we introduce new toric, spherical, aspheric and cosmetic products and as year over year weakness in the pound sterling and the euro levels off. While the weakness in the pound sterling and the euro has negatively impacted our contact lens revenue, operating income has been virtually unaffected due to the large amount of manufacturing we conduct in the U.K."

The largest segment of CVI's U.S. business, disposable and planned replacement brands of toric contact lenses, grew 32 percent over last year's third quarter, ahead of the market's 26 percent growth in the second calendar quarter.

Preference Toric, CVI's premium toric brand, Frequency 55 Toric, and Encore Toric, its two-week disposable cast molded toric lens, showed strong results during the quarter. CVI holds 34 percent of the U.S. disposable and planned replacement toric market--the fastest growing segment of the U. S. contact lens market--and 30 percent of the total U.S. toric market. "This quarter we extended our position as the world's leading manufacturer of toric lenses as we gained nearly 3 share points in the U.S., and our European toric revenue nearly quadrupled," said Bender.


CVI's spherical disposable and planned replacement products in the U.S., especially Frequency 55 Sphere and Frequency Aspheric, also performed well in the current quarter, with sales up 26 percent versus a 2 percent decline in the disposable and planned replacement spherical market segment. During the fiscal quarter, CVI's revenue for disposable and planned replacement spheres and torics together grew 30 percent in the U.S. while the total disposable and planned replacement market grew 2 percent in the second calendar quarter. CVI's disposable and planned replacement spheres and torics now account for more than three-quarters of its U.S. business.

International revenue--sales in countries outside the United States plus exports from the U.S.-- grew 9 percent during the quarter, 15 percent when adjusted for currency fluctuations. "Although we experienced slower sales growth in our markets outside of North America again this quarter," Bender said, "we did see some improvement on the Continent and in the U.K., and I expect growth overseas to accelerate going forward. XCEL Toric and our new value added aspheric and cosmetic lens products have now been introduced in most major European markets, and I expect that they will drive improved revenue. "During the quarter, about 4 cents per share was charged against earnings to settle a dispute with a German distributor.

In Japan, CVI's partner, Rohto Pharmaceuticals, Inc., continued to roll out CVI's conventional spherical and toric lenses under the Rohto i.Q trade name. Rohto has submitted to Japanese regulatory authorities a lens material designed for quarterly replacement (equivalent to CVI's Preference product line in the U.S.) and anticipates late 2000 introduction of this product. Clinical trials continue in Japan on the two-week Frequency material. Rohto expects to launch Frequency spheres, torics and aspheric lenses early in 2002 contributing to CVI's operating income beginning late in 2001.

CVI's gross margin improved to 69 percent in the third quarter of 2000 from 67 percent in the comparable 1999 quarter and from 68 percent in the second quarter of 2000. "I expect," said Bender, "that gross margins going forward will be in the 70% range due to the continuing sales mix shift to our branded toric lenses and ongoing manufacturing efficiencies, particularly at our U.K.
manufacturing facility."

New Products
Frequency Aspheric, introduced in the U.S. during the first quarter, continues to exceed expectations. The optical properties of this lens improve visual acuity in low light situations and correct low amounts of astigmatism where toric lenses are not indicated. "We believe," said Bender, "that many practitioners and optical chains will continue to trade up from commodity disposable spheres to value added products such as Frequency Aspheric. I am also pleased with the initial acceptance of Encore Toric, the cast molded product we launched in the second quarter that competes in the two-week disposable market."

In May, CVI introduced Frequency Colors, a new line of disposable cosmetic lenses, into major European markets. The North American launch is scheduled for this fall. Cosmetic lenses, opaque lenses and color enhancing lenses change the appearance of the eye's natural color. Patients who need vision correction wear these lenses, as do those with normal vision who want to look fashionable. The cosmetic contact lens market, about $300 million worldwide, is the second fastest growing sector of the specialty lens market behind toric lenses.

CVI continues clinical trials on a high performance monthly planned replacement bifocal lens. "Any bifocal product we introduce," Bender noted, "must first hurdle our stringent performance requirements. We must see a high level of success well beyond the early wearing period."

CooperSurgical
Revenue at CSI, Cooper's women's healthcare medical device business, grew 56 percent over the comparable quarter in 1999 due primarily to the recent acquisitions of products from BEI Medical Systems, Inc. and Leisegang Medical, Inc. Both the FemExam pH and Amines TestCard System--now averaging 30 percent sequential quarterly revenue growth--and the Cerveillance Digital Colposcope line--which now generates more than $2.5 million in annual revenue--continued their strong performance.

CSI operating income for the third quarter grew 20 percent to $1.6 million with operating margins of 13 percent. Expenses for the American College of Obstetrics and Gynecology meeting and costs related to a terminated acquisition raised operating expenses by about $485 thousand in the quarter. CSI continues to execute its market consolidation strategy and believes that it is the largest competitor in the in-office gynecological device segment.

LOWER TAX RATE
During the quarter, we paid about $3 million to settle a long-standing dispute with the California Franchise Tax Board (FTB) for fiscal years 1982 through 1985. This was substantially lower than the provision for the FTB claim in our financial statements, which was based on amounts claimed by the FTB and our assessment of the risk at that time. Reversing the amount no longer required reduced our estimated effective tax rate for the third quarter to about 23 percent and contributed about 8 cents per share to third quarter earnings. Given this, we now estimate that our effective tax rate for full fiscal year 2000 will be about 30 percent. Our outlook for fiscal 2001 is about 33 percent.

EARNINGS PER SHARE
All per share amounts mentioned in this report refer to diluted per share amounts.

ESTIMATED RESULTS GOING FORWARD
The Company estimates that earnings per share from continuing operations for its fourth fiscal quarter ending October 31, 2000 will range between 61 cents and 63 cents and that revenue will increase between 17 percent and 21 percent over the previous fourth quarter. For the fiscal year 2000, the Company estimates that earnings per share will range between $1.98 and $2.00 with revenue growing between 18 percent and 20 percent.

For fiscal 2001, the Company estimates that earnings per share from continuing operations will range between $2.35 and $2.45 with revenue increasing between 16 percent and 21 percent over the previous year.

DIVIDEND
Consistent with its plan to pay annual dividends of 8 cents per share, Cooper declared a quarterly dividend of 2 cents per share payable on October 5, 2000 to stockholders of record on September 15, 2000.

CONFERENCE CALL
The Cooper Companies will hold a conference call to discuss its third quarter results today at 1:30 PM Pacific Daylight Time. To access the live call, dial 1-800-289-0436. A replay will be available approximately one hour after the call ends at 1-888-203-1112 and remain available for five days. The access code for both the live and the replay calls is 713380. This call will also be broadcast live on The Cooper Companies web site, www.coopercos.com and at www.vcall.com, www.bestcalls.com and www.streetevents.com.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs, costs of business divestitures, and other factors described in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1999. Cooper cautions readers not to rely on forward-looking statements. They reflect our analysis only on their stated date or the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England and Toronto. Its Web address is www.coopervision.com. CooperSurgical, Inc., with operations in Shelton, Conn., Boca Raton, Fla., Montreal and Berlin, markets diagnostic products, surgical instruments and accessories used primarily by gynecologists and obstetricians. Its Web address is www.coopersurgical.com.

Encore Toric'TM' and XCEL'TM' are trademarks of the Cooper Companies, Inc. and/or its affiliates and subsidiaries. Preference'r', Frequency'r' and Cerveillance'r' are registered trademarks of The Cooper Companies, Inc. and/or its affiliates and subsidiaries. FemExam'r'pH and Amines TestCard System is a registered trademark of Litmus Concepts, Inc.

                          (FINANCIAL STATEMENTS FOLLOW)

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                    (In thousands, except per share figures)
                                   (Unaudited)

                                                                      Three Months Ended         Nine Months Ended
                                                                           July 31,                   July 31,
                                                                   --------------------      ----------------------
                                                                     2000         1999          2000          1999
                                                                     ----         ----          ----          ----
Net sales                                                          $50,908      $43,404      $142,081      $120,106
Cost of sales                                                       17,408       15,116        49,465        43,706
                                                                   -------      -------      --------      --------
Gross profit                                                        33,500       28,288        92,616        76,400
Selling, general and administrative expense                         18,717       16,041        54,801        45,812
Research and development expense                                       703          398         2,027         1,301
Amortization of intangibles                                          1,031          954         3,122         2,866
                                                                   -------      -------      --------      --------
Income from operations                                              13,049       10,895        32,666        26,421
                                                                   -------      -------      --------      --------
Interest expense                                                     1,164        1,322         3,813         4,933
Settlement of disputes                                                 653           --           653            --
Other income, net                                                       13           54           473           125
                                                                   -------      -------      --------      --------
Income from continuing operations before income taxes               11,245        9,627        28,673        21,613
Provision for income taxes                                           2,584        3,081         8,422         7,132
                                                                   -------      -------      --------      --------
Income from continuing operations                                    8,661        6,546        20,251        14,481
Discontinued operations                                                 --           --            --         3,099
Cumulative effect of change in accounting principle                     --           --          (432)           --
                                                                   -------      -------      --------      --------
Net income                                                         $ 8,661      $ 6,546      $ 19,819      $ 17,580
                                                                   -------      -------      --------      --------
Diluted earnings per share:
   Continuing operations                                           $  0.59      $  0.46      $   1.40      $   1.01
   Discontinued operations                                              --           --            --          0.22
   Cumulative effect of change in accounting principle                  --           --         (0.03)           --
                                                                   -------      -------      --------      --------
Earnings per share                                                 $  0.59      $  0.46      $   1.37      $   1.23
                                                                   -------      -------      --------      --------
Number of shares used to compute earnings per share                 14,596       14,194        14,471        14,318
                                                                   -------      -------      --------      --------
Memo:
  Cash flow (pretax income from continuing operations
    plus depreciation and amortization) per diluted share          $  0.92      $  0.81      $   2.42      $   1.90
                                                                   -------      -------      --------      --------
  Components of diluted earnings per share from continuing
     operations:
        From ongoing operations                                    $  0.56      $  0.46      $   1.37      $   1.01
        Tax credit from settlement with Franchise Tax Board           0.08           --          0.08            --
        Other one-time events                                        (0.05)          --         (0.05)           --
                                                                   -------      -------      --------      --------
        Earnings per share from continuing operations              $  0.59      $  0.46      $   1.40      $   1.01
                                                                   -------      -------      --------      --------

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets

                                 (In thousands)
                                   (Unaudited)

                                           July 31,     October 31,
                                             2000          1999
                                             ----          ----
                        ASSETS
Current assets:
  Cash and cash equivalents               $  9,428      $ 20,922
  Trade receivables, net                    30,628        26,792
  Inventories                               38,098        33,430
  Deferred tax asset                        17,798        11,638
  Other current assets                       8,807         7,679
                                          --------      --------
    Total current assets                   104,759       100,461
                                          --------      --------
Property, plant and equipment, net          46,655        40,319
Intangibles, net                            93,320        80,518
Deferred tax asset                          44,203        56,519
Other assets                                 7,580         8,056
                                          --------      --------
                                          $296,517      $285,873
                                          --------      --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                           $  7,188      $  4,888
Other current liabilities                   39,002        37,008
                                          --------      --------
    Total current liabilities               46,190        41,896
                                          --------      --------
Long-term debt                              46,193        57,067
Other liabilities                           19,960        22,767
                                          --------      --------
    Total liabilities                      112,343       121,730
                                          --------      --------
Stockholders' equity                       184,174       164,143
                                          --------      --------
                                          $296,517      $285,873
                                          --------      --------